Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HUACHEN AI PARKING MANAGEMENT TECHNOLOGY HOLDING CO., LTD

(adopted by special resolution passed on 8 December 2025)

1.	The name of the Company is Huachen AI Parking Management Technology Holding Co., Ltd.

2.	The registered office of the Company shall be situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act (as revised).

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

6.	The authorised share capital of the Company is US$78,125 divided into 50,000,000,000 class A ordinary shares of a par value of US$0.00000125 each and 12,500,000,000 class B ordinary shares of a par value of US$0.00000125 each, provided always that subject to the Companies Act (as revised) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.